Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 13, 2024, with respect to the consolidated financial statements of Endeavor Parent, LLC included in the Current Report of Diamondback Energy, Inc. on Form 8-K filed on April 8, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Diamondback Energy, Inc. on Forms S-3ASR (File No. 333-255731; File No. 333-268495; File No. 333-268614; and File No. 333-269476), and on Forms S-8 (File No. 333-188552; File No. 333-215798; File No. 333-228637; File No 333-235671; and File No. 333-257561).

/s/ GRANT THORNTON LLP

Dallas, Texas
April 8, 2024